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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE



                                            CONTACT: Jennifer Blum

                                                     Corporate Communications

                                                     212.381.5705

                                                     jblum@doubleclick.net



               DOUBLECLICK INC. ANNOUNCES STOCK REPURCHASE PROGRAM



NEW YORK, November 20, 2003 -- DoubleClick Inc. (NASDAQ: DCLK) today announced that its Board of Directors has authorized the repurchase of up to $100 million of DoubleClick's common stock from time to time on the open market or in privately negotiated transactions.

"At current levels, we believe that DoubleClick's stock represents an attractive investment opportunity," stated Kevin Ryan, Chief Executive Officer, DoubleClick Inc. "This action reflects our ongoing commitment to improving the investment value of our stock."

The timing and amount of any shares repurchased will be determined by DoubleClick's management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at anytime. Any repurchased shares will be available for use in connection with its stock plans and for other corporate purposes.

The repurchase program will be funded using DoubleClick's cash and marketable securities, which totaled $662 million at the end of the third quarter.

DoubleClick had approximately 137.6 million shares of common stock outstanding as of November 13, 2003.

About DoubleClick Inc.

DoubleClick is the leading provider of tools for advertisers, direct marketers and web publishers to plan, execute and analyze their marketing programs. DoubleClick's online advertising, email marketing and database marketing solutions help clients yield the

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highest return on their marketing dollar. In addition, the company's marketing analytics tools help clients measure performance within and across channels. DoubleClick Inc. has global headquarters in New York City and maintains 22 offices around the world.



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Note: This press release includes forward-looking statements and the results or events predicted in these statements may vary materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include: lack of growth or decline in online advertising or marketing, intense competition in DoubleClick's industry, failure to manage the integration of acquired companies, changes in government regulation, failure to successfully manage DoubleClick's international operations and other risks that are contained in documents which DoubleClick files from time to time with the Securities and Exchange Commission, including DoubleClick's most recent reports on Form 10-K and Form 10-Q.